N  E  W  S    R  E  L  E  A  S  E

CONTACTS:

Investors:                                      Media:
James R. Boldt                                  Greg Ossmann
Vice President & Chief Financial Officer        CTG Director of Public Relations
(716) 887-7221                                  (513) 564-0909 ext. 1762

            CTG Announces Revised Estimates and Restructuring Charge One-time Charge To Align CTG's Costs As It Repositions Business

BUFFALO, N.Y. -- March 31, 2000 -- CTG (NYSE: TSK), an international information technology (IT) and e-business solutions company, today announced that it currently anticipates 2000 revenues will be in the range of $420 to $450 million because IT spending has not returned to the levels the company expected. Excluding the restructuring charge described below, earnings for 2000 are estimated at $0.40 to $0.60 per diluted share based on currently available information. The company added that it will continue to make significant investments in e-business and enterprise-wide solutions in 2000.

In the first quarter of 2000, CTG will also take an after-tax restructuring charge of $3.5 to $3.8 million or $0.21 to $0.23 per diluted share for costs primarily associated with severance. This charge allows the company to align its costs with the strategic business focus announced earlier in the year.

Excluding the one-time restructuring charge, CTG expects to report a first quarter 2000 net loss in the range of $0.05 to $0.07 per diluted share reflecting lower than anticipated revenues and costs for investments in e-business. Final results for the quarter will be released after the close of the market on April 17, 2000.

"Taking the charge now clears the way for CTG to reposition itself for the growth anticipated for the IT services market in the second half of the year," said CTG Chairman and Chief Executive Officer Gale S. Fitzgerald. "We will increase our competitiveness and market reach in our ITCapital staffing business, sharpen our focus in the application and systems management business of Exemplar and capitalize on the strategy for Zenius, our e-business solutions venture. In addition, CTG HealthCare Solutions has created new services to take advantage of opportunities in the rapidly changing health care market."

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Backed by more than 30 years'  experience,  CTG  provides  business  consulting,
e-business, and IT management solutions to help Global 2000 clients focus on their core business and use IT as a competitive advantage to excel in their markets. CTG combines a deep understanding of the business power of the Internet with integrated, end-to-end services, proprietary service methodologies, and CTG's proven track record of delivering solutions that work. With more than 4,500 IT and business consulting professionals worldwide, CTG generated revenues of $472 million in 1999. More information about CTG is available on the Web at http://www.ctg.com.

This document contains certain forward-looking statements concerning the Company's current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff and other factors which involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company's disclosures set forth in the Company's 1999 Form 10-K and the Management's Discussion and Analysis section of the Company's 1999 annual report, which are incorporated by reference.

                                    -- END --

Today's news release, along with CTG news releases for the past year, is available by fax at no charge by calling Corporate News on the Net at (800) 742-7505 or on the World Wide Web at: http://www.ctg.com.